EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 29, 2003

BY AND AMONG

GARDEN FRESH RESTAURANT CORP.,

GF HOLDINGS, INC.,

AND

GFR ACQUISITION COMPANY

i

ii

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2003, is made and entered into by and among Garden Fresh Restaurant Corp., a Delaware corporation (the “Company”), GF Holdings, Inc., a Delaware corporation (“Parent”), and GFR Acquisition Company, a Delaware corporation (“Sub”).

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors, which is composed of three independent directors and was formed specifically for the purpose of evaluating and negotiating potential strategic transactions (the “Special Committee”), has determined that it is advisable and in the best interest of the Company and its stockholders to consummate, and has recommended approval by the stockholders of the Company of, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, and have approved, the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the Company, Parent and Sub are parties to that certain Agreement and Plan of Merger, dated as of September 29, 2003 (the “Original Agreement”), as amended by that certain Amendment to Agreement and Plan of Merger, by and among the Company, Parent and Sub, dated as of November 21, 2003 (the “Amendment”), and the Company, Parent and Sub wish to amend and restate the Original Agreement, as amended, in its entirety, pursuant to Section 8.3 of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the “Constituent Corporations.” As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.2    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of Gray Cary Ware & Freidenrich LLP (“Gray Cary”), 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m., local time, on the second calendar day following satisfaction of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (or, if such day is not a Business Day, on the next succeeding Business Day), unless another date, time or place is agreed to by the parties hereto (the “Closing Date”). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

1.3    Effective Time.    A certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with Section 251 of the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.    As of the Effective Time, by virtue of the Merger and without any action on the part of Sub or the Company, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub or the Company, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “Garden Fresh Restaurant Corp.”

1.5    Directors and Officers of the Surviving Corporation.    The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.6    Effects of the Merger.    Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.7    Further Assurances.    Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES

2.1    Conversion of Capital Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)    Conversion of Sub Common Stock.    Each issued and outstanding share of Common Stock, $0.001 per share par value, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding Sub Common Stock shall, as of the Effective Time, represent an equal number of Surviving Corporation Common Stock.

(b)    Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries.    All shares of Company Common Stock, $0.01 par value, of the Company (“Company Common Stock”) that are owned by the Company as treasury shares and any Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or any other consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Common Stock.

(i)    Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $16.35 in cash, without any interest thereon (the “Merger Price”), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time.

(ii)    All Company Common Stock converted in accordance with paragraph (i) of this Section 2.1(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.2, without any interest thereon, subject to any applicable withholding tax.

(d)    Appraisal Rights.

(i)    Notwithstanding anything in this Agreement to the contrary, each outstanding share of Company Common Stock that is held of record by a holder who has properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (a “Dissenting Share”), shall not be converted into or represent the right to receive the Merger Price pursuant to Section 2.1(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such share of Company Common Stock from the Surviving Corporation as shall be determined pursuant to the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s rights under the DGCL, all of such holder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to Section 2.1(c).

(ii)    The Company shall give Parent prompt notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 262 of the DGCL and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e)    Company Equity Plans.

(i)    Subject to paragraph (ii) below, immediately prior to the Effective Time, each outstanding right to acquire Company Common Stock (“Company Options”) granted under the Company’s Key Employee Stock Option Plan, the Restaurant Management Stock Option Plan, the 1995 Outside Directors Stock Option Plan, the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan (collectively, the “Company Option Plans”), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the total number of shares of Company Common Stock subject to the Company Options, including shares, if any, which would otherwise be unvested or non-exercisable prior to the Closing Date (the “Option Amount”) (such payment to be net of applicable withholding taxes). Company shall take all necessary actions (including providing all required notices and obtaining all applicable consents) to ensure that all outstanding Company Options and all Company Option Plans are terminated as of the Effective Time. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.1(e). From and after the Effective Time, other than as expressly set forth in this Section 2.1(e), (i) no holder of a Company Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Options as set forth in this Section 2.1(e) and (ii) any Company Option not otherwise exercised and/or cancelled prior to the Effective Time, on account of the lack of such option holder’s consent (if required) to terminate such Company Option, shall nevertheless automatically be terminated as required pursuant to the Company Option Plan and applicable Company Option agreement, and the holder of such terminated Company Option shall forfeit any and all rights to any proceeds or other consideration, including specifically the Option Amount, on account of the termination and cancellation of such Company Option.

(ii)    Except as provided herein or as otherwise agreed by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise commercially reasonable efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Stock or any other equity interest in the Company under the Company Option Plans or any other plan, program or arrangement maintained by the Company.

(iii)    Prior to the Effective Time, the Company’s Board of Directors (acting upon the recommendation of the Special Committee), or, if appropriate, any committee administering the Company Option Plans, shall adopt such resolutions or take such actions as are necessary to carry out the terms of Section 2.1(e)(i), subject, if necessary, to obtaining consents of the holders of Company Options to the cancellation thereof in exchange for the consideration set forth in Section 2.1(e)(i).

(iv)    The Company’s Board of Directors shall take all action necessary to cause (i) any “Purchase Periods” (as defined in the Company’s Employee Stock Purchase Plan (“ESPP”)) then in progress to be shortened by establishing a final “Purchase Date” (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Purchase Periods then in progress shall end on such new final Purchase Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Price pursuant to Section 2.1(c) of this Agreement. The Company shall cause the ESPP to terminate with such purchase.

2.2    Exchange of Certificates.

(a)    Paying Agent.    Promptly following the Closing, Parent shall deposit (or shall cause the deposit of, with the Company’s reasonable cooperation to the extent required) a cash amount, equal to the aggregate Merger Price to which holders of Company Common Stock shall be entitled upon consummation of the Merger, with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Paying Agent”), to be held for the benefit of and distributed to such holders in accordance with this Section 2.2. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Paying Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Paying Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of the Surviving Corporation and shall be disbursed to the Surviving Corporation promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.1(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the distribution of the Merger Price.

(c)    Lost Certificates.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Price due to such Person as provided in Section 2.2(b).

(d)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. Unless otherwise required by Section 262 of the DGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e)    Termination of Payment Fund.    Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share of Company Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

(g)    Investment of Payment Fund.    The Paying Agent shall invest any cash included in the Payment Fund in United States government securities with a maturity period of thirty (30) days or less or in certificates of deposit issued by any United States bank with at least $5 billion in assets, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Payment Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is reasonably apparent that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

3.1    Organization and Qualification.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company has no subsidiaries. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable charter documents) of the Company.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, $0.01 per share par value, and 2,500,000 shares of Preferred Stock, $0.01 per share par value, 120,000 shares of which have been designated Series A Preferred Stock, $0.01 per share par value. As of September 26, 2003, 5,823,823 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company. As of September 29, 2003, the Company had authorized 2,657,500 shares of Company Common Stock for issuance pursuant to the Company Option Plans, and the Company had granted options to purchase 1,391,888 shares of Company Common Stock under the Company Option Plans. As of September 29, 2003, the Company authorized 250,000 shares of Company Common Stock for issuance pursuant to the ESPP, 8,785 of which were subject to issuance pursuant to stock purchase rights granted and outstanding under the ESPP. A summary of the outstanding options under the Company Option Plans with exercise prices less than the Merger Price is set forth in Schedule 3.2 of the Company Disclosure Schedule. As of the date hereof, no Company Preferred Shares are issued and outstanding. As of the date hereof, 120,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of February 15, 2001 between the Company and Equiserve Trust Company N.A. (the “Rights Agreement”). All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance pursuant to the Company Option Plans and the ESPP will be, upon issuance in accordance with the terms specified in the Company Option Plans and ESPP, respectively, and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except pursuant to the Rights Agreement, the Company Rights, the Company Option Plans, the ESPP and this Agreement, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.

(b)    There are no outstanding agreements to which the Company is a party, and to the Company’s knowledge, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.

(c)    There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3    Authority Relative to this Agreement.    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (acting upon the recommendation of the Special Committee); the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has recommended adoption of this Agreement by the stockholders of the Company; and, assuming the accuracy of the representation set forth in Section 4.8, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4    Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of the Company, or (ii) subject to the obtaining of the Company Stockholders’ Approval (as defined in Section 6.3 below) and the taking of the actions described in paragraph (b) of this Section 3.4, (x) any statute, law, rule, regulation or ordinance (together, “Laws”), or any judgment, decree, order, writ, permit or license (together, “Orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a “Governmental or Regulatory Authority”) applicable to the Company or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)    Except (i) for any filing of a pre-merger notification report by the Company required under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) for the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions completed hereby, and (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any consents, approvals, actions, filings or notices under the Company Store Leases).

3.5    SEC Reports and Financial Statements.

(a)    As of their respective dates, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company with the SEC since February 4, 2000 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”), which are all of the documents (other than preliminary material) that the Company was required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including without limitation, the Sarbanes-Oxley Act applicable thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. No other entities are treated as consolidated Subsidiaries of the Company in the Company Financial Statements for all periods covered thereby.

(b)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, as applicable; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c)    As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.6    Absence of Certain Changes or Events.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since June 30, 2003: (a) there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and (b) the Company has conducted its businesses only in the ordinary course consistent with past practice.

3.7    Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, the Company did not have at such date, nor has it incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) which were incurred in the ordinary course of business consistent with past practice, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.8    Legal Proceedings.    Except as specifically identified in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its assets and properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) the Company is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement.

3.9    Information Supplied.    None of the information included or incorporated by reference in the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Stockholders’ Meeting which shall have become false or misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Stockholders’ Meeting, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

3.10    Permits; Compliance with Laws and Orders.    The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company is not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.11    Compliance with Agreements; Certain Agreements.

(a)    The Company is not, nor, to the knowledge of the Company, is any other party thereto in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except with respect to (ii) for breaches, violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, the Company is not a party to any oral or written (i) consulting agreement providing for annual payments by the Company in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the Company’s ability to compete in any business in any location, (vii) agreement concerning a partnership or joint venture, (viii) loan agreement, promissory note, security agreement, deed of trust or any other agreement relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) any agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, or (x) other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

3.12    Taxes.    For purposes of this Agreement, “Taxes” (including, with correlative meaning, the word “Tax”) shall include any and all federal, state, county, local, foreign or other taxes, charges, levies or other assessments imposed by any Governmental or Regulatory Authority, including all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties on or additions to any such taxes. “Tax Returns” (including, with correlative meaning, “Tax Return”) shall mean federal, state, local and foreign returns, estimates, information statements, designations, forms, schedules, reports and documents of every nature whatsoever required to be filed with any Governmental or Regulatory Authority relating to Taxes. In addition:

(a)    The Company has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(b)    The Company has timely paid all Taxes shown as due on such Tax Returns;

(c)    The Company has withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a Material Adverse Effect on the Company;

(d)    The Company does not have any liability for any material unpaid Taxes which has not adequately been accrued for, or reserved on, the most recent financial statements contained in the Company SEC Reports, other than any liability for unpaid Taxes that may have accrued since the date of the Company SEC Reports in connection with the operation of the business of the Company in the ordinary course, and except for inadequately accrued or reserved Taxes which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(e)    The Company has no knowledge of any deficiencies for any Taxes that have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for inadequately reserved deficiencies which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(f)    No requests for waivers of the time to assess any Taxes against the Company have been granted or are pending;

(g)    No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company;

(h)    No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company in connection with any tax matter or proceeding;

(i)    The Company has made available to Parent complete and accurate copies of all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company;

(j)    The Company (i) is not a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any material liability for the Taxes of any Person other than the Company, as a transferee, or successor or otherwise (including any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has not made any, or is obligated to make any, material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that under Code Section 280G will not be deductible, (iii) has not ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated federal Tax Returns (or any other consolidated, combined or unitary income Tax Return), (iv) has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; or (v) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years;

(k)    There are no material Liens for Taxes upon the assets of the Company, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; and

(l)    The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

3.13    Employee Benefit Plans; ERISA.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) the Company has no liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Schedule 3.13(a)(1) of the Company Disclosure Schedule lists all Company Employee Benefit Plans and all ERISA Affiliates. The execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof. The only severance agreements or severance policies applicable to the Company are the agreements and policies set forth in Schedule 3.13(a)(3) of the Company Disclosure Schedule. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS.

(b)    As used herein:

(i)    “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

(ii)    “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(iii)    “ERISA Affiliate” means any Person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

(c)    Complete and correct copies of the following documents have been made available to Parent: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions, if applicable, of each Company Employee Benefit Plan, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

(d)    Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar state laws.

(e)    Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA or to any “multiple employer plan” as described in Section 413(c) of the Code, or sponsored or maintained a “pension plan,” as that term is defined in Section 3(2) or ERISA, as subject to Title IV of ERISA or Section 412 of the Code.

(f)    No condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code) without further liability to the Company.

(g)    No employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

3.14    Labor Matters.    The Company is not a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company. There has been no work stoppage, strike, material dispute or other concerted action by employees of the Company. During that period, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. There is no pending, or to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company which would reasonably be expected to have a Material Adverse Effect on the Company. The Company has not closed any restaurant, distribution center or other facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program in connection with any restaurant closing since January 1, 2003, nor has the Company planned or announced any such action or program for the future.

3.15    Environmental Matters.

(a)    The Company is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)    Without limiting the generality of the foregoing, the Company has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to the business of the Company except for such permits, licenses or other authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    The Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. The Company is not subject to any order, decree, injunction or lien by any governmental authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(d)    To the Company’s knowledge, the properties currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, the properties formerly owned, leased or operated by the Company were not contaminated with Hazardous Material during the period of ownership or operation by the Company in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, it is not, nor is it alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

(e)    For purposes of this Section 3.15, the following terms shall have the following meanings:

(i)    “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety as it relates to exposure to Hazardous Materials, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

(ii)    “Hazardous Material” means pollutants, contaminants, hazardous substances, hazardous waste, toxic substances solid or special waste, and materials, petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and other compounds, elements, materials or substances in any form whatsoever regulated or restricted by or under applicable Environmental Health and Safety Requirements.

(iii)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

3.16    Company Real Property.

(a)    Schedule 3.16 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company (the “Company Real Property”). The Company has good and marketable fee simple title to each property identified as owned by it free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by the Company of its business thereon or materially detract from the value thereof, (ii) Liens for Taxes accrued but not yet payable, and (iii) Liens that secure obligations of the Company under that certain Credit Agreement, dated as of November 1, 2002, by and between the Company and Wells Fargo Bank, as amended (the “Company Credit Facility”) (each of (i), (ii) and (iii) being “Permitted Encumbrances”). The Company holds a valid leasehold interest under a lease or sublease covering each property identified as leased by it free and clear of all Liens other than Permitted Encumbrances.

(b)    The Company has made available to Parent a complete, correct and current copy of the store leases and distribution center leases relating to each property identified as leased by it (the “Company Store Leases”), including any modifications and supplements. The Company Store Leases are identified on Schedule 3.16 of the Company Disclosure Schedule. All of the Company Store Leases are in full force and effect. The Company and, to the knowledge of the Company, all other parties to the Company Store Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Store Leases. The Company has not given or received any notice of a material default under any of the Company Store Leases. No event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party under any of the Company Store Leases, and, to the knowledge of the Company, none of the Company Store Leases is subject to any impending cancellation.

(c)    The use of the Company Real Property by the Company in its business as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell, lease or dispose of any Company Real Property or any portions thereof.

3.17    Intellectual Property Rights.    Schedule 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefore owned by the Company. The Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) free and clear of all liens, security interests or other encumbrances which is material to the conduct of the businesses of the Company. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and, to the Company’s knowledge, such Intellectual Property is not being infringed by any third party and the Company, to its knowledge, is not infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

3.18    Insurance.    Schedule 3.18 of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and which name the Company as an insured, including without limitation, self-insurance programs and those which pertain to the Company’s assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

3.19    Affiliate Transactions.    Except as set forth in the Company SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

3.20    Vote Required.    The affirmative vote of the holders of record of at least a majority of the outstanding Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.21    Opinion of Financial Advisor.    The Company has received the opinion of SG Cowen Securities Corporation (“SG Cowen”), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company other than: (i) Parent and its affiliates; and (ii) other investors in the merger including executive officers of the Company who will have an equity participation in Parent or in the Surviving Corporation after Closing.

3.22    Company Rights Agreement.    Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Stock and is not exercisable or transferable apart from the associated Company Common Stock, and the Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby.

3.23    DGCL Section 203.    The Board of Directors of the Company (acting upon the recommendation of the Special Committee) has approved the Merger and this Agreement, and, assuming the accuracy of the representation set forth in Section 4.8 hereof, such approval constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND SUB

Parent and Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4.1    Organization and Qualification.    Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities.

4.2    Authority Relative to this Agreement.    Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.3, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

(b)    Except (i) for any filing of a pre-merger notification report required by Parent and Sub under, and any other actions required under, the HSR Act and (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.4    Information Supplied.  Neither the written information supplied, or to be supplied, by or on behalf of Parent or Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, including without limitation the Schedule 13E-3 will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5    Legal Proceedings.  There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.6    Capitalization of Sub.  The authorized capital stock of Sub consists of 1,000,000 common shares, $0.001 per share par value, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any and all Liens. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub’s organization and liabilities arising under or in connection with this Agreement.

4.7    Financing.   Parent has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Price as provided in Section 2.1, and to pay related fees and expenses (collectively, the “Commitment Letters”), and will make such funds available (or cause such funds to be made available, with the Company’s reasonable cooperation to the extent required) to Sub and the Paying Agent in the aggregate amounts set forth in the Commitment Letters promptly following the Closing. Parent has provided the Company with true and complete copies of all commitments and agreements from third parties to provide such financing to Parent or Sub. Parent shall keep the Company informed with respect to material activity concerning the status of such financing, and shall give the Company prompt notice of any material adverse change with respect to such financing.

4.8    Solvency Opinion.  As of the Closing, Parent will have either (i) received, from a third party experienced in providing solvency opinions for transactions of this nature, a solvency opinion with respect to the Merger and will have delivered a copy thereof to the Company pursuant to section 7.3(d) or (ii) determined, based on its experience in consummating transactions of this nature and the financial information available to it, that the consummation of the Merger and the related financing will not result in the Company being rendered insolvent based on the criteria employed to determine solvency under applicable fraudulent conveyance and transfer laws.

4.9    Interested Stockholder.  Neither Parent nor Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

ARTICLE V

COVENANTS OF THE COMPANY

5.1    Covenants of the Company.  At all times from and after the date hereof until the Effective Time, the Company covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a)  The Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course consistent with past practice.

(b)  Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company shall use commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to it, and (ii) the Company shall not:

(i)  amend or propose to amend its certificate of incorporation or bylaws (or other comparable charter documents);

(ii)  (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (B) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant’s use of Company Common Stock to exercise options or pay withholding taxes in connection with such exercise;

(iii)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants or rights with respect thereto, other than (A) the issuance of Company Common Stock or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, or (B) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

(iv)  acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

(v)  sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent disclosed in the Company Disclosure Schedule, and (iii) sales of assets, in the aggregate between the date hereof and Closing, of up to $100,000;

(vi)  except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

(vii)  except as disclosed in the Company Disclosure Schedule, (i) incur any indebtedness for borrowed money, except pursuant to the Company Credit Facility in the ordinary course of business or (ii) enter into any new credit facility;

(viii)  except for the vesting of all unvested Options as contemplated by Section 2.1(e), enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, pay any benefit not required by any plan or arrangement in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any officer or director of the Company or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-officer employee;

(ix)  enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm’s length basis, with any Affiliate of the Company;

(x)  make any capital expenditures or commitments for capital expenditures for the opening of any new restaurants or the expansion or remodeling of any existing restaurants or any other material capital projects, except as set forth on Schedule 5.1 of the Company Disclosure Schedule;

(xi)  settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not in excess of $100,000 in the aggregate over amounts fully recoverable from insurance;

(xii)  make any change in the lines of business in which it participates or is engaged; or

(xiii)  enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c)  The Company shall confer on a regular basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

5.2    No Solicitations.

(a)  Prior to the Effective Time, the Company agrees (a) that it shall not, and it shall cause its Representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement); and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.2(a); (ii) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide Alternative Proposal, if the Special Committee determines in good faith (after consulting with reputable outside financial advisors experienced in such matters including, without limitation, SG Cowen) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 5.2; and (iii) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after being advised by reputable outside counsel experienced in such matters (including, without limitation, Gray Cary), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after: (i) receipt of an Alternative Proposal (including the terms of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment), and will keep Parent fully informed on a current basis (and in any event within 24 hours) of the status and details of any such Acquisition Proposal, indication or request.

(b)  Neither the Company nor the Board of Directors of the Company nor the Special Committee shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.2(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors or the Special Committee, as the case may be, determines, in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation Gray Cary) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the Board of Directors’ fiduciary duties under applicable Law.

(c)  Subject to the provisions of this Section 5.2, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 8.1(c) hereof, provided, however, that the Company shall take no action under this Section 5.2(c) for three Business Days after delivery of a written notice to Parent setting forth its intention to take such action and will negotiate exclusively in good faith with Parent for a three-day period prior to taking such action in order to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms.

(d)    For purposes of this Agreement, “Alternative Proposal” means any written inquiry, proposal or offer from any Person relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Common Stock. For purposes of this Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 80% for purposes of this definition) that the Special Committee determines (after consultation and receipt of advice from reputable outside financial advisors and legal counsel experienced in such matters, including without limitation SG Cowen and Gray Cary, respectively) in its good faith judgment, that contains terms that provide greater value to the Company’s stockholders than the Merger (taking into account all the terms and conditions of the Alternative Proposal, this Agreement and such other factors as are deemed relevant by such Special Committee), and for which financing, to the extent required, is fully committed.

5.3    Financing-Related Cooperation.  Parent agrees to use its commercially reasonable efforts to obtain the financing necessary to consummate the Merger. Subject to the final sentence of this Section 5.3, the Company agrees to use its commercially reasonable efforts to provide, and to cause its directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Parent and taking such other actions as are reasonably required to be taken by the Company; provided that all such agreements, letters, and instruments executed by the Company are unilaterally revocable by the Company as to the Company prior to the Effective Time without notice or penalty of any kind and do not obligate the Company to pay any fees or expenses to such financing sources prior to the Effective Time; provided further that Parent shall use commercially reasonable efforts to ensure that the disclosures made by Parent in response to representations and warranties contained in any financing agreements executed by Parent in respect of the transactions contemplated by this Agreement are not materially inconsistent with the corresponding disclosures contained in the Company Disclosure Schedule (or with the information provided pursuant to the following sentence) with respect to the same or similar matters; and provided further, that Parent shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company’s business and results of operations would be materially affected thereby. The Company also agrees, solely for the purposes of facilitating any financing to be consummated in connection with the transactions contemplated by this Agreement, to use commercially reasonable efforts to provide any additional disclosure information that is reasonably requested by either Parent or the sources of such financing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time. The Company’s obligations in connection with the arrangement of any financing set forth above in this Section 5.3 are contingent upon Parent furnishing the Company with written evidence that such financing sources agree to be bound by the Confidentiality Agreement (as defined in Section 6.1 below) to the same extent that Parent is so bound.

5.4    SEC Reports.  The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time (the “New SEC Reports”) to be prepared in all material respects in accordance with provisions set forth in Section 3.5(a) hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Access to Information; Confidentiality.  The Company shall, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this Section 6.1 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement, dated as of June 23, 2003, between the Company and Fairmont Capital, Inc., which Parent and Sub hereby adopt as binding on them as if they were a party to such agreement (the “Confidentiality Agreement”). Notwithstanding anything herein to the contrary, the parties to this Agreement agree that each party (and each employee, Representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§ 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

6.2    Preparation of Proxy Statement; Schedule 13E.

(a)  The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use reasonable efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders’ Meeting at the earliest practicable time.

(b)  Concurrently with the filing of the Proxy Statement, the parties and their respective affiliates (to the extent required by law) shall prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. Each party shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The parties shall promptly supplement, update and correct any information provided by them for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Parent and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. Each party and its counsel shall be given an opportunity to review and comment with respect thereto prior to its being filed with or delivered to the SEC. Each party agrees to provide the other parties and their counsel with any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

6.3     Approval of Stockholders.  The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least a majority of the Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”) as soon as reasonably practicable after the date hereof. Except as permitted by Section 5.2, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company adopt this Agreement and shall use commercially reasonable efforts to obtain such adoption.

6.4    Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.2 and 6.3, each of the Company and Parent will use commercially reasonable efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings (if any) required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party’s filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, or any of the material businesses or assets of the Company.

6.5    Employee Matters.

(a)    Except as otherwise expressly provided in this Agreement, during the period commencing at the Effective Time and ending six months thereafter, Parent will (i) cause the Company Employee Benefit Plans (other than the Company Option Plan, the ESPP and other Plans providing equity or equity-based awards) in effect on the date of this Agreement to remain in effect; provided, however, this covenant shall not prohibit changes in benefit plans in the ordinary course of business or as may be required by applicable Laws or (ii) to the extent that such Company Employee Benefit Plans are not so continued, cause the Company to provide until such date benefit plans which are substantially comparable, in the aggregate, to the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement.

(b)  The Plans in which the Company’s employees participate following the Effective Time will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Effective Time, but not for benefit accrual (including eligibility for any subsidized early retirement pension amount), (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Employee Benefit Plan) and (iii) provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Company Employee Benefit Plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions substantially similar in terms of the rights granted in the provisions with respect to indemnification and insurance set forth in the Company’s certificate of incorporation and bylaws in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company’s employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law.

(b)  With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of the annual premium for the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.6.

6.7    Expenses.  Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the filings required under the HSR Act as well as all other fees payable in connection with any other regulatory filings made in connection with the Merger or this Agreement (except for filing fees payable in connection with the Proxy Statement, which shall be paid by the Company).

6.8    Sub.  Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. As promptly as practicable following the execution of this Agreement, Parent shall vote all of the shares of Sub in favor of the adoption of this Agreement.

6.9    Brokers or Finders.  Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except SG Cowen, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm and, in the event that this Agreement is terminated prior to Closing, each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

6.10    Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.11    Notice and Cure.  Each of Parent and the Company will notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.12    Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will they permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

6.13    Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS

7.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company’s certificate of incorporation.

(b)    HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Injunctions or Restraints.  No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)    Governmental and Regulatory and Other Consents and Approvals.  Other than the filing of the Certificate of Merger provided for by Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or on the ability of Parent to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

(e) Financing.  Each source of financing for any portion of the financing to be provided to Parent in connection with the consummation of the Merger and the payment of the Merger Price to the Company’s stockholders has entered into a definitive agreement providing for the provision of such portion and either (i) each such financing source has indicated to the Company and Parent that it is prepared immediately to provide its respective financing amount subject to the delivery to it of a copy of a filed Certificate of Merger evidencing the filing thereof with the Secretary of State (the “Filing Condition”) or (ii) each of the Company and Parent has determined to its respective reasonable satisfaction that all conditions to the obligations of each such financing source to provide its respective financing amount have been satisfied other than satisfaction of the Filing Condition.

7.2    Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)    Representations and Warranties.    The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)    Performance of Obligations.  The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    Consents.  The Company shall have obtained any and all consents or approvals from any landlords or lessors as are necessary in order to ensure that at least 90% of the aggregate Company Store Leases shall continue in full force and effect following the Effective Time, provided that the failure to get one or more consents does not have a Material Adverse Effect on the Company.

(d)    Dissenting Shares.  The aggregate number of Dissenting Shares shall not exceed 10% of the total number of Company Common Stock outstanding on the Closing Date.

(e)    No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

7.3    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)    Representations and Warranties.    The representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(b)    Performance of Obligations.    Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(c)    Parent and Sub Actions.    All actions required to be taken by Parent and Sub pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the taking of all such actions.

(d)    Solvency Opinion.    If a solvency opinion is delivered in connection with the Merger to any financing source, the Company shall have received a copy of such opinion.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:

(a)    By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)    By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

(i)    at any time after March 12, 2004 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)    if the Company Stockholders’ Approval shall not have been obtained after a duly held vote (the polls having been closed) occurring at a meeting of such stockholders, or any adjournment thereof, called therefore;

(iii)    if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach (A) would cause the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Parent) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) to not be satisfied, and (B) is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iv)    if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger and any such Order shall have become final and non-appealable;

(c)    By the Company in accordance with Section 5.2(c) hereof, following receipt of a Superior Proposal; or

(d)    By Parent if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger.

8.2    Effect of Termination.

(a)    If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, Sections 6.7 and 6.9, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(c), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b)    In the event that this Agreement is terminated:

(i)    by the Company pursuant to Section 8.1(c);

(ii)    by either Parent or the Company pursuant to Section 8.1(b)(ii) and, prior to such termination, (A) an Alternative Proposal was publicly disclosed or publicly proposed to the Company or its stockholders at any time after the date hereof and such proposal was not publicly withdrawn prior to a duly held vote occurring at the Company Stockholders’ Meeting and (B) the Company consummates a transaction involving the acquisition of at least a majority of the Company’s outstanding voting securities or all, or substantially all, of the Company’s assets within 12 months of the date of termination; or

(iii)    by Parent pursuant to Section 8.1(d);

then the Company shall pay to Parent by wire transfer of same day funds an amount of $4,100,000 (the “Termination Fee”). With respect to the events described in clause (i) above, the Termination Fee will be due and payable concurrently with the termination of the Agreement. With respect to the events described in clause (ii) above, the Termination Fee will be due and payable concurrently with the consummation of the transaction described in clause (ii)(B). With respect to the events described in clause (iii) above, the Termination Fee will be due and payable within two Business Days after the termination of the Agreement.

(c)    In the event of a termination of this Agreement pursuant to which a payment or payments are made in full compliance with Section 8.2(b), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

(d)    The Company acknowledges that the agreements contained in Sections 8.2 (b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement.

8.3    Amendment.    This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

8.4    Waiver.    At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

9.2    Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or Sub, to:

GF Holdings, Inc.

c/o Fairmont Capital, Inc.

1290 North Hancock St., Suite 203B

Anaheim, California 92807

Facsimile No.: (714) 701-1474

Attn: Tim Greenleaf

with a copy to:

Fulbright & Jaworski L.L.P.

865 South Figueroa St. 29th Floor

Los Angeles, California 90017

Facsimile No.: (213) 680-4518

Attn: Paul Blencowe

If to the Company, to:

Garden Fresh Restaurant Corp.

15822 Bernardo Center Drive, Suite A

San Diego, CA 92127

Facsimile No.: (858) 675-1616

Attn: Chief Executive Officer

with a copy to:

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1100

San Diego, California 92121

Facsimile No.: (858) 677-1477

Attn: Cameron Jay Rains

9.3    Entire Agreement; Incorporation of Exhibits.

(a)  This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, including, but not limited to, the Original Agreement and the Amendment, and contains, together with the Confidentiality Agreement (which is expressly integrated herein and added to the terms hereof), the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b)  The Company Disclosure Schedule and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.4     Public Announcements.  Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, until the Effective Time, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

9.5    No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.6 (which is intended to be for the benefit of the Persons entitled to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

9.6    No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.7    Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

9.8    Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.9    Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary. Each of the Parties irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or in federal courts located in the state of Delaware; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts.

9.10    Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     Certain Definitions.  As used in this Agreement:

(a) “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)  a Person will be deemed to “beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c)  “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close;

(d)  any reference to any event, change or effect being “material” on or with respect to an entity means such event, change or effect which is material to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity;

(e)  “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company: (i) any change in the market price or trading volume of the Company Common Stock after the date hereof; (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships or loss of employees, and any litigation brought by stockholders of the Company in connection with the Merger), provided that the affected Party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (iv) any failure by the Company to obtain any consent or approval, provided that nothing in this Section 9.11(e)(iv) shall modify the conditions set forth in Sections 7.1(d) and 7.2(c) hereof, (v) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industry in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company has material operations or sales (which changes in each case do not disproportionately adversely affect the Company); or (vi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(f)  “knowledge” or any similar formulation of “knowledge” shall mean, with respect to the Company, the actual knowledge of each of the Company’s officers after reasonable inquiry;

(g)  “Party” shall mean each of the Company, Parent and Sub (collectively, the “Parties”);

(h)  “Person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(i)  “Representatives” of any entity shall mean such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

(j)  “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

9.12    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

GARDEN FRESH RESTAURANT CORP.
By: /s/ Robert A. Gunst

Name: Robert A. Gunst

Title: Chairman of the Board

GF HOLDINGS, INC.

By: /s/ Michael W. Gibbons

Name: Michael W. Gibbons

Title: Chairman of the Board

GFR ACQUISITION COMPANY

By: /s/ Michael W. Gibbons

Name: Michael W. Gibbons

Title: Chairman of the Board

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

GARDEN FRESH RESTAURANT CORP.

First. The name of the Corporation is Garden Fresh Restaurant Corp.

Second. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of the State of Delaware.

Third. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

Fourth. (a) The Corporation shall indemnify each person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Corporation may indemnify each person who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

(b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exits, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FOURTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(c) If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Fifth. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement an to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding, on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Sixth. In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this certificate of incorporation, and the bylaws of the Corporation.

Seventh. The amount of the total authorized capital stock of the Corporation is One Thousand Dollars ($1,000) divided into One Million (1,000,000) shares, par value $.001 per share.

Eighth. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

Ninth. The Corporation hereby elects in this, its original certificate of incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

The undersigned Chairman and Secretary of Garden Fresh Restaurant Corp. have executed this Restated Certificate of Incorporation of the Corporation in accordance with law on this              day of             , 2004.

GARDEN FRESH RESTAURANT CORP.

By:
MICHAEL W. GIBBONS, Chairman

ATTEST:

By:
TIMOTHY R. GREENLEAF, Secretary